EXHIBIT 10.10

[LINCOLN EDUCATIONAL SERVICES CORPORATION LETTERHEAD]

January 14, 2009

Mr. Shaun E. McAlmont
c/o Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

Dear Shaun:

Reference is made to the Employment Agreement dated as of February 1, 2007 (the “Employment Agreement”), between Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”) and you.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.  It is our mutual intention to amend the Employment Agreement as set forth below, and accordingly, the parties hereto agree as follows:

1.             Section 2.1 of the Employment Agreement is hereby deleted in its entirety and the following inserted in its place:

“2.1           Position and Duties.  The Company hereby continues to employ the Executive, and the Executive agrees to serve, as President and Chief Operating Officer of the Company through April 29, 2009 and President and Chief Executive Officer of the Company from April 30, 2009 though the end of the Employment Period, upon the terms and conditions contained in this Agreement.  The Executive shall report to the Chief Executive Officer of the Company through April 29, 2009 and shall report to the Executive Chairman of the Company thereafter and perform duties and services for the Company commensurate with the Executive’s position.  Except as may otherwise be approved in advance by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”), the Executive shall render his services exclusively to the Company during his employment under this Agreement and shall devote substantially all of his working time and efforts to the business and affairs of the Company.”

2.             Section 2.2 of the Employment Agreement is hereby deleted in its entirety and the following inserted in its place:

“2.2           Term of Employment.  The Executive’s employment under this Agreement shall terminate on December 31, 2010, unless terminated earlier pursuant to Section 5 or extended pursuant to Section 6.1 (the “Employment Period”).”

2.             Section 3.1 of the Employment Agreement is hereby deleted in its entirety and the following inserted in its place:

“3.1           Base Salary.  Subject to the provisions of Sections 5 and 6, the Executive shall be entitled to receive a base salary (the “Base Salary”) at a rate of $375,000 per annum during the Employment Period, such rate to be effective as of January 1, 2009.  Such rate may be adjusted upwards, but not downwards, from time-to-time by the Board or the Committee, in their sole discretion.  The Base Salary shall be paid in equal installments on a biweekly basis or in accordance with the Company’s current payroll practices, less all required deductions.  The Base Salary shall be pro-rated for any period of service less than a full year.”

This letter agreement constitutes an amendment to all applicable provisions of the Employment Agreement.  All of the other provisions of the Employment Agreement, that are not modified hereunder, shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing the enclosed counterpart copy of this letter in the space provided below and returning such signed counterpart to the Company, whereupon, after full execution by both parties, this letter will constitute an agreement between us.

Sincerely,

Lincoln Educational Services Corporation

	By:	/s/ David F. Carney
	Name:	David F. Carney
	Title:	Chairman and Chief Executive Officer

Accepted and Agreed:

/s/ Shaun E. McAlmont
Shaun E. McAlmont

Date: January 19, 2009